EXHIBIT 10.1
FORM OF INDEMNITY AGREEMENT
THIS INDEMNITY AGREEMENT, effective as of September 11, 2008, between NEUROBIOLOGICAL TECHNOLOGIES, INC., a Delaware corporation (the “Corporation”), and  _____  (“Indemnitee”),
WITNESSETH:
WHEREAS, Indemnitee is either a member of the board of directors of the Corporation (the “Board of Directors”) or an officer of the Corporation, or both, and in such capacity or capacities, or otherwise as an Agent of the corporation (as hereinafter defined), is performing a valuable service for the Corporation; and
WHEREAS, Indemnitee is willing to serve, continue to serve, and take on additional service for or on behalf of the Corporation on the condition that he or she be indemnified as herein provided; and
WHEREAS, it is intended that Indemnitee shall be paid promptly by the Corporation all amounts necessary to effectuate in full the indemnity provided herein:
NOW THEREFORE, in consideration of the promises and the covenants in this Agreement, and of Indemnitee continuing to serve the Corporation as an Agent and intending to be legally bound hereby, the parties hereto agree as follows:
1. Services of Indemnitee. Indemnitee agrees to serve as a director or as an officer of the Corporation, or both, so long as he or she is duly appointed or elected and qualified in accordance with the applicable provisions of the Certificate of Incorporation and Bylaws of the Corporation, and until such time as he or she resigns or fails to stand for election or is removed from his or her position. Indemnitee may from time to time also perform other services at the request, or for the convenience of, or otherwise benefiting the Corporation. Indemnitee may at any time and for any reason resign or be removed from such position (subject to any other contractual obligation or other obligation imposed by operation of law), in which event the Corporation shall have no obligation under this Agreement to continue Indemnitee in any such position.

2. Indemnification and Right of Contribution.
(a) Except as set forth below, the Corporation shall indemnify Indemnitee against Expenses and Liabilities in connection with any Proceeding arising out of acts or omissions of Indemnitee occurring during Indemnitee’s service as an Agent of the Corporation to the fullest extent permitted by applicable law or the Certificate of Incorporation of the Corporation in effect on the date hereof or as such law or Certificate of Incorporation may from time to time be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader indemnification rights than the law or Certificate of Incorporation permitted the Corporation to provide before such amendment). The right to indemnification provided in the Certificate of Incorporation shall be presumed to have been relied upon by Indemnitee in serving or continuing to serve the Corporation as an Agent and shall be enforceable as a contract right. Without in any way diminishing the scope of the indemnification provided by this Section 2, the Corporation shall indemnify Indemnitee whenever he or she is or was a party or is threatened to be made a party to any Proceeding, including without limitation any such Proceeding brought by or in the right of the Corporation, by reason of the fact that he or she was an Agent or by reason of anything done or not done by Indemnitee in such capacity, against Expenses and Liabilities actually and reasonably incurred by Indemnitee or on his or her behalf in connection with such Proceeding, including the costs of any investigation, defense, settlement or appeal.
(b) Notwithstanding the foregoing, no indemnification shall be made with respect to any claim, issue or matter if:
(i) indemnification is sought in connection with a claim not brought by or in the right of the Company and it has been finally adjudicated by a court of competent jurisdiction that, in connection with such specific claim, issue or matter, Indemnitee failed to act (x) in good faith and (y) in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal Proceeding, Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.
(ii) indemnification is sought in connection with a claim that is brought by or in the right of the Company and:
(A) it has been finally adjudicated by a court of competent jurisdiction that, in connection with such specific claim, issue or matter, Indemnitee failed to act (x) in good faith and (y) in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; or
(B) it has been finally adjudicated by a court of competent jurisdiction that Indemnitee is liable to the Company with respect to such specific claim, Indemnitee shall not be entitled to payment of Expenses and Liabilities hereunder with respect to such claim, issue or matter unless the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for such Expenses and Liabilities which such court shall deem proper; or
(C) it has been finally adjudicated by a court of competent jurisdiction that Indemnitee is liable to the Company for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder and amendments thereto or similar provisions of any federal, state or local statutory law, Indemnitee shall not be entitled to payment of Expenses and Liabilities hereunder.

In addition to, and not as a limitation of, the foregoing, the rights of indemnification of Indemnitee provided under this Agreement shall include those rights set forth in Sections 3, 6, 7, 8, and 12 below.
(c) Indemnitee shall be paid promptly by the Corporation all amounts necessary to effectuate the foregoing indemnity.
(d) To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses and Liabilities, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).
3. Advancement of Expenses. All reasonable Expenses incurred by or on behalf of Indemnitee shall be advanced from time to time by the Corporation to Indemnitee within thirty (30) days after the Corporation’s receipt of a written request for an advance of Expenses, whether prior to or after final disposition of a Proceeding (except to the extent that there has been a Final Adverse Determination that Indemnitee is not entitled to be indemnified for such Expenses), including without limitation any Proceeding brought by or in the right of the Corporation. The written request for an advancement of any and all Expenses under this paragraph shall contain reasonable detail of the Expenses incurred by Indemnitee. If required by law at the time of such advance, Indemnitee hereby agrees to repay the amounts advanced if it is ultimately determined that Indemnitee is not entitled to be indemnified pursuant to the terms of this Agreement.
4. Limitations. The foregoing indemnity and advancement of Expenses shall apply only to the extent that Indemnitee has not been indemnified and reimbursed pursuant to such insurance as the Corporation may maintain for Indemnitee’s benefit, or otherwise; provided, however, that notwithstanding the availability of such other indemnification and reimbursement, Indemnitee may claim indemnification and advancement of Expenses pursuant to this Agreement by assigning to the Corporation, at its request, Indemnitee’s claims under such insurance to the extent Indemnitee has been paid by the Corporation.
5. Insurance and Funding. The Corporation may purchase and maintain insurance to protect itself and/or Indemnitee against any Expenses and Liabilities in connection with any Proceeding to the fullest extent permitted by applicable laws. The Corporation may create a trust fund, grant an interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification or advancement of Expenses as provided in this Agreement.

6. Procedure for Determination of Entitlement to Indemnification.
(a) Whenever Indemnitee believes that he or she is entitled to indemnification pursuant to this Agreement, Indemnitee shall submit a written request for indemnification to the Corporation. Any request for indemnification shall include sufficient documentation or information reasonably available to Indemnitee for the determination of entitlement to indemnification. In any event, Indemnitee shall submit such claim for indemnification within a reasonable time not to exceed five (5) years after any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere or its equivalent, final termination or other disposition or partial disposition of any Proceeding, whichever is the later date for which Indemnitee requests indemnification. The President or the Secretary or other appropriate officer shall, promptly upon receipt of Indemnitee’s request for indemnification, advise the Board of Directors in writing that Indemnitee has made such request. Determination of Indemnitee’s entitlement to indemnification shall be made not later than ninety (90) days after the Corporation’s receipt of his or her written request for such indemnification; provided that any request for indemnification for Liabilities, other than amounts paid in settlement, shall have been made after a determination thereof in a Proceeding.
(b) Indemnitee shall be entitled to select the forum in which Indemnitee’s request for indemnification will be heard, which selection shall be included in the written request for indemnification required in Section 6(a). The forum shall be any one of the following:
(i)	The stockholders of the Corporation;

(ii)	A quorum of the Board of Directors consisting of Disinterested Directors;

(iii)	Independent Legal Counsel, who shall make the determination in a written opinion; or

(iv)	A panel of three arbitrators, one selected by the Corporation, another by Indemnitee and the third by the first two arbitrators selected. If for any reason three arbitrators are not selected within thirty (30) days after the appointment of the first arbitrator, then selection of additional arbitrators shall be made by the American Arbitration Association. If any arbitrator resigns or is unable to serve in such capacity for any reason, the American Arbitration Association shall select such arbitrator’s replacement. The arbitration shall be conducted pursuant to the commercial arbitration rules of the American Arbitration Association now in effect.
If Indemnitee fails to make such designation, his or her claim shall be determined by an appropriate court of the State of Delaware.

(c) For purposes of this Agreement, the termination of any Proceeding by judgment, order, settlement (whether with or without court approval) shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief.
7. Fees and Expenses of Independent Legal Counsel. The corporation agrees to pay the reasonable fees and expenses of Independent Legal Counsel or a panel of three arbitrators should such Counsel or such panel or arbitrators be retained to make a determination of Indemnitee’s entitlement to indemnification pursuant to Section 6 of this Agreement, and to fully indemnify such Counsel or arbitrators against any and all expenses and losses incurred by any of them arising out of or relating to this Agreement or their engagement pursuant hereto.
8. Remedies of Indemnitee.
(a) In the event that (i) a determination is made hereunder that Indemnitee is not entitled to indemnification, (ii) advances of Expenses are not made pursuant to this Agreement, (iii) payment has not been timely made following a determination of entitlement to indemnification pursuant to this Agreement, or (iv) Indemnitee otherwise seeks enforcement of this Agreement, Indemnitee shall be entitled to a final adjudication in an appropriate court of the State of Delaware of his or her rights. The Corporation shall not oppose Indemnitee’s right to seek any such adjudication.
(b) In the event that a determination that Indemnitee is not entitled to indemnification, in whole or in part, has been made pursuant to Section 6 hereof, the decision in the judicial proceeding provided in paragraph (a) of this Section 8 shall be made de novo and Indemnitee shall not be prejudiced by reason of a determination that he or she is not entitled to indemnification.
(c) If a determination that Indemnitee is not entitled to indemnification has been made pursuant to Section 6 hereof or otherwise pursuant to the terms of this Agreement, the Corporation shall be bound by such determination in the absence of (i) a misrepresentation of a material fact by Indemnitee or (ii) a specific finding (which has become final) by an appropriate court of the State of Delaware that all or any part of such indemnification is expressly prohibited by law.
(d) In any court proceeding pursuant to this Section 8, the Corporation shall be precluded from asserting that the procedures and presumptions of this Agreement are not valid, binding and enforceable. The Corporation shall stipulate in any such court that the Corporation is bound by all the provisions of this Agreement and is precluded from making any assertion to the contrary.
(e) Expenses reasonably incurred by Indemnitee in connection with his or her request for indemnification under this Agreement, seeking enforcement of this Agreement or to recover damages for breach of this Agreement shall be borne by the Corporation.

9. Modification, Waiver, Termination and Cancellation. No supplement, modification, termination, cancellation or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.
10. Subrogation. In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.
11. Notice to Indemnitee and Defense of Claim. Indemnitee shall promptly notify the Corporation in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter, whether civil, criminal, administrative or investigative, but the omission so to notify the Corporation will not relieve it from any liability which it may have to Indemnitee if such omission does not prejudice the Corporation’s rights. If such omission does prejudice the Corporation’s rights, the Corporation will be relieved from liability only to the extent of such prejudice; nor will such omission relieve the Corporation from any liability which it may have to Indemnitee otherwise than under this Agreement. With respect to any Proceeding as to which Indemnitee notifies the Corporation of the commencement thereof:
(a) The Corporation will be entitled to participate therein at its own expense; and
(b) The Corporation jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to indemnitee; provided, however, that the Corporation shall not be entitled to assume the defense of any Proceeding if Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and Indemnitee with respect to such Proceeding. After notice from the Corporation to Indemnitee of its election to assume the defense thereof, the Corporation will not be liable to Indemnitee under this Agreement for any Expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ his or her own counsel in such Proceeding but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless:
(i)	The employment of counsel by Indemnitee has been authorized by the Corporation;

(ii)	Indemnitee shall have reasonably concluded that counsel engaged by the Corporation may not adequately represent Indemnitee;

(iii)	The Corporation shall not in fact have employed counsel to assume the defense in such Proceeding or shall not in fact have assumed such defense and be acting in connection therewith with reasonable diligence;
in each of which cases the fees and expenses of such counsel shall be at the expense of the Corporation.

(c) The Corporation shall not settle any Proceeding in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent; provided, however, that Indemnitee will not unreasonably withhold his or her consent to any proposed settlement.
12. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed effective upon personal delivery to the party to be notified (or upon the date of attempted delivery where delivery is refused) or, if sent by telecopier, telex, telegram, or other facsimile means, upon receipt of appropriate confirmation of receipt, or upon deposit with the United States Postal Service, by registered or certified mail, or next day air courier, with postage and fees prepaid and addresses to the party entitled to such notice at the following address:
(a)	If to Indemnitee, to:

NAME ADDRESS ADDRESS

(b)	If to the Corporation, to:

Neurobiological Technologies, Inc. 2000 Powell Street, Suite 800 Emeryville CA 94608 Attention: President
or at such other address as such party may designate by ten (10) days’ advance written notice to the other party to this Agreement.
13. Non-exclusivity. The rights of Indemnitee hereunder shall not be deemed exclusive of any other rights to which Indemnitee may now or in the future be entitled under Delaware General Corporation Law, the Corporation’s Certificate of Incorporation or Bylaws, or any agreements, vote of stockholders resolution of the Board of Directors or otherwise.

14. Certain Definitions.
(a) “Agent” shall mean any person who is or was a director, officer, employee, agent, fiduciary, joint venturer, partner, manager or other official of the Corporation or a subsidiary or an affiliate of the Corporation, or any other entity (including, without limitation, an employee benefit plan) either at the request of, for the convenience of, or otherwise to benefit the Corporation or a subsidiary of the Corporation.
(b) “Disinterested Director” shall mean a director of the Corporation who is not or was not a party to the Proceeding in respect of which indemnification is being sought by Indemnitee.
(c) “Expenses” shall include all direct and indirect costs (including, without limitation, attorneys’ fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, all other disbursements or out-of-pocket expenses and reasonable compensation for time spent by Indemnitee for which he or she is otherwise not compensated by the Corporation) actually and reasonably incurred in connection with a Proceeding or establishing or enforcing a right to indemnification under this Agreement, applicable law or otherwise; provided, however, that “Expenses” shall not include any Liabilities.
(d) “Final Adverse Determination” and “final adjudication” shall mean that a determination that Indemnitee is not entitled to indemnification hereunder shall have been made and either (1) a final adjudication in a Delaware court pursuant to Section 8(a) hereof shall have denied Indemnitee’s right to indemnification hereunder, or (2) Indemnitee shall have failed to file a complaint in a Delaware court pursuant to Section 8(a) for a period of one hundred twenty (120) days after the determination made pursuant to Section 6 hereof.
(e) “Indemnification Period” shall mean the period of time during which Indemnitee shall continue to serve as an Agent, and thereafter so long as Indemnitee shall be subject to any possible Proceeding arising out of acts or omissions of Indemnitee as an Agent.
(f) “Independent Legal Counsel” shall mean a law firm or a member of a law firm selected by the Corporation and approved by Indemnitee (which approval shall not be unreasonably withheld) and that neither is presently nor in the past five (5) years has been retained to represent: (i) the Corporation, in any material matter, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee’s right to indemnification under this Agreement.
(g) “Liabilities” shall mean liabilities of any type whatsoever including, but not limited to, any judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid in settlement (including all interest assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties, or amounts paid in settlement) of any Proceeding.
(h) “Proceeding” shall mean any threatened, pending or completed action, claim, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, including any appeal therefrom.

15. Binding Effect, Duration and Scope of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Corporation), spouses, heirs and personal and legal representatives. This Agreement shall continue in effect during the Indemnification Period, regardless of whether Indemnitee continues to serve as an Agent.
16. Severability. If any provision or provisions of this Agreement (or any portion thereof) shall be invalid, illegal or unenforceable for any reason whatsoever:
(a) the validity, legality and enforceability of the remaining of this Agreement shall not in any way be affected or impaired thereby; and
(b) to the fullest extent legally possible, the provisions of this Agreement shall be construed so as to give effect to the intent of any provision held invalid, illegal or unenforceable.
17. Governing law and Interpretation of Agreement. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware. If the laws of the State of Delaware are hereafter amended to permit the Corporation to provide broader indemnification rights than said laws permitted the Corporation to provide prior to such amendment, the rights of indemnification and advancement of expenses conferred by this Agreement shall automatically be broadened to the fullest extent permitted by the laws of the state of Delaware, as so amended.
18. Consent of Jurisdiction. The Corporation and Indemnitee each irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of Delaware.
19. Entire Agreement. This Agreement represents the entire agreement between the parties hereto, and there are no other agreements, contracts or understandings between the parties hereto with respect to the subject matter of this Agreement, except as specifically referred to herein or as provided in Section 12 hereof.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.

NEUROBIOLOGICAL TECHNOLOGIES, INC.

By
Paul E. Freiman, President and CEO

INDEMNITEE

(Signature)